American Skandia Life
Assurance Corporation
One Corporate Drive
P.O. Box 883
Shelton, CT  06484-0883
Telephone (203) 926-1888
Fax (203) 925-6932

                                                     September 13, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Dear Sir:

This opinion is furnished in  connection  with the Form S-6  Registration  Statement  under the  Securities  Act of
1933, as amended ("1933 Act"), of a certain  modified single premium  variable life insurance policy (the "Policy")
that will be offered and sold by American  Skandia Life Assurance  Corporation  and certain units of interest to be issued in connection with the Policy.

The  hypothetical  illustrations  of the Policy  used in the Form S-6  Registration  Statement  accurately  reflect reasonable  estimates of projected  performance of the Policy under the stipulated rates of investment  return, the contractual expense deductions and guaranteed  cost-of-insurance  rates, and utilizing a reasonable  estimation for expected fund operating expenses.

I hereby  consent  to the use of this  opinion  as an exhibit  to the Form S-6  Registration  Statement  and to the
reference  to my  name  under  the  heading  "Experts"  in the  Prospectus  included  as a part of  such  Form  S-6
Registration Statement.

                                                     Very truly yours,

                                                     /s/ William H. Strong

                                                     William H. Strong, FSA, MAAA
                                                     Vice President